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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Enlighten Software Solutions, Inc.:

We consent to incorporation herein by reference of our report dated February 4, 1998, relating to the consolidated balance sheets of Enlighten Software Solutions, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of Enlighten Software Solutions, Inc.


/s/ KPMG Peat Marwick LLP

Mountain View, California
March 27, 1998




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